Exhibit 10.3
February [x], 2023

Subject: Employee Retention Bonus

Dear [Insert Employee Name]:

We appreciate your dedication to Fresh Tracks Therapeutics, Inc. (the “Company”). Your contributions play a vital role in our success. Because of this, you are eligible to receive a bonus for your loyalty (“Retention Bonus”). The purpose of this Retention Bonus is to provide additional incentive and recognition for your efforts in helping the Company achieve our strategic objectives this year.

Retention Bonus requirements are:

•Retention Bonus Criteria: The full amount of the Retention Bonus you are eligible to receive will be Twenty Percent (20%) of your base salary in effect as of January 2, 2023, or [Insert Total Dollar Amount for This Employee], less all applicable taxes and subject to our standard deductions and withholdings. The Retention Bonus Period is from February 1, 2023 to December 31, 2023 and is subject to the eligibility requirements described in this letter agreement (the “Agreement”). You will be eligible for payment of Fifty Percent (50%) of the Retention Bonus, or [Insert Dollar Amount], if you remain continuously employed by the Company, and have not given written notice of your intent to resign, through 11:59 pm MT, June 30, 2023 (“First Bonus Eligibility Date”). You will be eligible for payment of the second Fifty Percent (50%) of the Retention Bonus, or [Insert Dollar Amount], if you remain continuously employed by the Company, and have not given written notice of your intent to resign, through 11:59 pm MT, December 31, 2023 (“Second Bonus Eligibility Date”). Bonus payments, if any, will be paid on the Company’s next regularly scheduled payroll date following the conclusion of the respective Retention Bonus Eligibility Date(s), or, if in relation to a separation event, as otherwise provided below.
•Eligibility Requirements: You must remain active and working on a full-time basis for the Company during the Retention Bonus Period to be eligible for payment of any Retention Bonus, other than qualified leaves of Company absence or as otherwise provided herein. You must also remain in good standing with the Company and continue to fulfill all the performance expectations for your job responsibilities to the Company’s satisfaction during the Retention Bonus Period.
•Separation:
oIf during the term of this Agreement, (i) the Company terminates your employment for Cause, or (ii) you voluntarily resign your employment, you will not be eligible for any Retention Bonus not previously earned (and paid out) hereunder.
oPrior to the First Bonus Eligibility Date, if the Company terminates your employment either (i) without Cause, or (ii) due to your death (“Death”), or (iii) Disability, you will be eligible only for Fifty Percent (50%) of the Retention Bonus. If any of these foregoing events occur between the First Bonus Eligibility Date and the Second Bonus Eligibility Date, you will be eligible to receive the second 50% of the Retention Bonus. In the case of (i), regardless of when during the term of this Agreement that may occur, your eligibility is further conditioned on you executing and letting become irrevocable a general release of claims in favor of the Company, its officers, employees, and directors, in a form reasonably acceptable to the Company. In any of these cases, payout will be made by the Company at the next regularly scheduled payroll date following the triggering event.
oFor purposes of this Agreement, “Disability” shall mean you become entitled to benefits under the Company’s disability plan as then in effect, or as otherwise defined by your employment agreement with the Company, or applicable law related to employment matters.
oFor purposes of this Agreement, “Cause” means termination due to any of the following: (1) an action or omission by you which constitutes a willful and material breach of, gross negligence in connection with, or failure or refusal (other than by reason of Death or Disability), to perform your duties and responsibilities under this Agreement or any other agreements between you and the Company; (2) your material violation of any Company policy or guideline; (3) you committing fraud, embezzlement, dishonesty, misappropriation of funds, harassment, violation of securities laws, physical violence, or breach of trust or fiduciary duties, or gross misconduct in connection with your employment with the Company; (4) libel, slander, or defamation of the Company or its officers, employees and/or directors; (5) you being charged with any felony, or being convicted for or pleading no contest to any criminal offense involving dishonesty or a breach of trust; and/or (6) entering into direct competition with the Company.
To be eligible to receive a Retention Bonus, you must sign and return this Agreement to the Company on or before 5:00 pm MT, March [x], 2023.

This Agreement shall not modify the “at-will” nature of your employment with the Company. This means that your employment will not be for any specific period of time and may be terminated by you or the Company at any time, with or without advance notice, for any reason.

This Agreement contains all of the understandings and representations between the Company and you relating to the Retention Bonus and supersedes, cancels, and terminates all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus including this Retention Bonus. No modification, amendment, or change may be made to this Agreement unless in writing signed by the Company and you.

You agree that this Agreement and all related documents and all matters arising out of or relating to the Agreement are governed by, and construed in accordance with, the laws of the State of Colorado without regard to conflicts-of-law principles thereof and as to any disputes related to this Agreement that these matters will be resolved in the courts of the State of Colorado.

If you have questions or concerns about the terms of this Agreement, please contact me or your supervisor.

Sincerely,

________________________________
Andrew Sklawer
President

By signing and dating this Agreement below, I acknowledge that I have read, understand, and consent to all the terms and conditions that are set forth above.
Print Name: _____________________

Signature: ______________________
Date: ____________